Exhibit 10.2

EXECUTION VERSION

COLLATERAL AGREEMENT

Dated as of May 31, 2018

by and among

THE GRANTORS REFERRED TO HEREIN,

MUFG BANK, LTD.

as Administrative Agent,

and

MUFG UNION BANK, N.A.,

as Collateral Agent

TABLE OF CONTENTS

Page

Article I
DEFINITIONS
Section 1.1	Terms Defined in Credit Agreement	1
Section 1.2	Terms Defined in UCC	2
Section 1.3	Terms Generally	2
Section 1.4	Definitions of Certain Terms Used Herein	2

Article II

GRANT OF SECURITY INTEREST

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.1	Title, Perfection and Priority	9
Section 3.2	Type and Jurisdiction of Organization, Organizational and Identification Numbers	11
Section 3.3	Principal Location	11
Section 3.4	Exact Names, Etc.	11
Section 3.5	Intellectual Property	11
Section 3.6	No Financing Statements or Security Agreements	11
Section 3.7	Pledged Collateral	11
Section 3.8	Commercial Tort Claims	12
Section 3.9	Perfection Certificate	12
Section 3.10	Limitation on Representations	12

Article IV

COVENANTS

Section 4.1	General	13
Section 4.2	Delivery of Pledged Collateral	14
Section 4.3	Pledged Collateral	14
Section 4.4	Intellectual Property	17
Section 4.5	Commercial Tort Claims	17

Article V

REMEDIES

Section 5.1	Remedies	17
Section 5.2	Grantors’ Obligations Upon Default	19

ii

Page
Section 9.1	Intercreditor Agreement(s) Govern	28

iii

SCHEDULES:

Schedule I	Pledged Collateral
Schedule II	Jurisdictions
Schedule III	Commercial Tort Claims

EXHIBITS:

Exhibit A	Form of Joinder
Exhibit B	Form of Short Form Intellectual Property Security Agreement

COLLATERAL AGREEMENT

This COLLATERAL AGREEMENT (this “Agreement”) is entered into as of May 31, 2018, by and among Perspecta Inc. (formerly known as Ultra SC Inc.), a Nevada corporation (the “Company”), each other Grantor (as defined below) from time to time party hereto, MUFG Bank, Ltd., in its capacity as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and MUFG Union Bank, N.A., in its capacity as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, reference is made to that certain Credit Agreement, dated as of May 31, 2018 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the guarantors from time to time party thereto (the “Guarantors”), the Administrative Agent, the Collateral Agent and each Lender and other party from time to time party thereto;

WHEREAS, the Lenders have agreed to extend credit to the Company on the terms and conditions set forth in the Credit Agreement;

WHEREAS, each Guarantor has, pursuant to Article VII of the Credit Agreement, unconditionally guaranteed the obligations of the Company under the Credit Agreement;

WHEREAS, the obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor; and

WHEREAS, the Grantors are Affiliates of one another and will derive substantial direct and indirect benefits from (i) the extensions of credit to the Company pursuant to the Credit Agreement, (ii) the entering into and/or maintaining by the Secured Hedge Banks of Secured Hedge Agreements with the Company and/or one or more of its Restricted Subsidiaries, (iii) the issuance and/or maintenance by the Secured Letter of Credit Banks of Secured Letters of Credit and (iv) the entering into and/or maintaining by the Secured Cash Management Banks of Secured Cash Management Services with the Company and/or one or more of its Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the Secured Hedge Banks to enter into and/or maintain such Secured Hedge Agreements, the Secured Letter of Credit Banks to issue and/or maintain such Secured Letters of Credit and the Secured Cash Management Banks to enter into and/or maintain such Secured Cash Management Services.

ACCORDINGLY, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Terms Defined in Credit Agreement. All capitalized terms used in this Agreement (including terms used in the preamble and preliminary statements hereto) and not otherwise defined herein have the meanings specified in the Credit Agreement.

Section 1.2 Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Agreement or the Credit Agreement are used herein as defined in the UCC (and if defined in more than one article of the UCC, have the meaning specified in Article 9 thereof).

Section 1.3 Terms Generally. The rules of construction and other interpretive provisions specified in Sections 1.03 and 1.04 of the Credit Agreement also apply to this Agreement (mutatis mutandis), including with respect to terms defined in the preamble and preliminary statements hereto.

Section 1.4 Definitions of Certain Terms Used Herein. As used in this Agreement, in addition to the terms defined in the preamble and preliminary statements above, the following terms shall have the following meanings:

“Accommodation Payment” has the meaning specified in Section 7.16.

“Account Debtor” means any Person obligated to any Grantor in respect of an Account.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Agreement” has the meaning specified in the preamble hereto.

“Allocable Amount” has the meaning specified in Section 7.16.

“Cash Management Agreement” means any agreement entered into from time to time by the Company or any Restricted Subsidiary for Cash Management Services, including, for the avoidance of doubt, any such Cash Management Agreement that was entered into before the Closing Date.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including collection, controlled disbursement, overdraft, automatic clearing house, fund transfer, lockbox, stop payment and information reporting services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services and (d) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Certificated Pledged Equity Interests” has the meaning specified in Section 3.1(b).

“Collateral” has the meaning specified in Article II.

“Collateral Account” means an account established by the Collateral Agent for the purpose of holding the Collateral.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Company” has the meaning specified in the preamble hereto.

“Control” has the meaning specified in Section 8-106 of Article 8 of the UCC.

“Copyright Office” means the United States Copyright Office.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following throughout the world: (a) any and all copyrights, rights and interests in such copyrights, works protectable by copyright, copyright registrations, exclusive licenses in and to registered copyrights (but excluding any exclusive licenses to a Grantor of any registered copyright not specifically identified in the agreement under which such copyright is licensed), and applications to register copyright; (b) all extensions, renewals and restorations of any of the foregoing; (c) all income, royalties, damages, license fees and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements or other violations for any of the foregoing; and (d) the right to sue for past, present, and future infringements or other violations of any of the foregoing.

“Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Excluded Accounts” means (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) petty cash accounts funded in the ordinary course of business, (d) escrow, fiduciary or trust accounts, (e) designated disbursement accounts and non-U.S. bank accounts, (f) accounts holding deposits pledged pursuant to cash pooling and notional pooling arrangements permitted under the Credit Agreement, (g) each “collection account” or other similar account under any non-recourse receivables purchase facility permitted under the Credit Agreement and (h) the funds or other property held in or maintained in any such account identified in clauses (a) through (g).

“Excluded Assets” means:

(a) (i) any leasehold interest (including any ground lease interest) in real property, (ii) any interest in any fee-owned real property other than any Mortgaged Property and (iii) any Fixtures affixed to any real property that is not Mortgaged Property;

(b) motor vehicles, aircraft and other assets subject to certificates of title or ownership (including aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, in each case to the extent subject to Federal Aviation Act registration requirements and rolling stock);

(c) (i) Letter-of-Credit Rights (other than to the extent consisting of Supporting Obligations that can be perfected by the filing of a Uniform Commercial Code financing statement) and (ii) Commercial Tort Claims having a value of less than $10,000,000;

(d) any governmental licenses or state or local franchises, charters and authorizations (together with any rights or interests under any of the foregoing) to the extent a security interest therein is prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC);

(e) assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by applicable law, rule or regulation; (y) solely with respect to any Intellectual Property, would cause the destruction, invalidation or abandonment of such asset under applicable law, rule or regulation or (z) requires any consent, approval, license or other authorization of any third party or Governmental Authority that has not been obtained (except to the extent such prohibition or restriction is ineffective under the UCC);

(f) Excluded Equity Interests;

(g) any lease, license or agreement, or any property or asset that is subject to a purchase money security interest or Capital Lease, together with any rights or interests under any of the foregoing, to the extent that a grant of a security interest therein is prohibited by or would violate or invalidate such lease, license or agreement or purchase money arrangement or Capital Lease (or any right or interest under any of the foregoing) or create a right of termination, re-negotiation or acceleration in favor of any party thereto after giving effect to the applicable anti-assignment provisions of the UCC and any other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition;

(h) any asset(s) to the extent a security interest in such assets would result in adverse tax consequences as reasonably determined by the Company in consultation with the Collateral Agent;

(i) any asset(s) as to which the Collateral Agent (at the direction of the Administrative Agent) reasonably determines (in consultation with the Company) that the cost or other consequence(s) of obtaining, perfecting or maintaining a security interest or pledge in such asset(s) exceeds the fair market value (as determined by the Company in its reasonable judgment) thereof or are excessive in relation to the practical benefit to the Secured Parties of the security to be afforded thereby;

(j) any assets to the extent (and only to the extent) that action would be required under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property arising under the laws of, or registered or applied for in, any non-U.S. jurisdiction;

(k) as extracted collateral, timber to be cut, farm products, manufactured homes, health care insurance receivables, or aircraft engines, satellites, ships or railroad rolling stock;

(l) Excluded Accounts;

(m) any property or asset(s) securing any Indebtedness permitted under the Credit Agreement if including such property or assets in the Collateral would violate the terms of (or require a consent under) documents governing such Indebtedness;

(n) any United States intent-to-use trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use trademark application under applicable federal law; and

(o) any account receivable or other monetary obligation of an account debtor to the Company or any of its Subsidiaries that is sold or purported to be sold by the Company or any of its Subsidiaries under any non-recourse receivables purchase facility permitted under the Credit Agreement, together with all related rights with respect thereto that are sold or purported to be sold in connection therewith and all collections and other proceeds with respect to the foregoing (other than proceeds of such sale);

provided that the Proceeds of, or in respect of, any Excluded Assets will constitute Collateral (except to the extent such Proceeds are Excluded Asset(s)).

“Excluded Equity Interests” means any and all of the following: (i) more than 65% of the issued and outstanding voting Equity Interests of any (a) Foreign Subsidiary or (b) Disregarded Domestic Person, (ii) any Equity Interests to the extent the pledge thereof would be prohibited by any law or to the extent not permitted by the terms of such Person’s Organizational Documents (in each case, except to the extent that any such prohibition or restriction would be rendered ineffective under the UCC or other applicable law), (iii) the Equity Interests of any Subsidiary of a Foreign Subsidiary or any Subsidiary of a Disregarded Domestic Person and (iv) the Equity Interests of any Unrestricted Subsidiary or special purpose vehicle (or similar entity, including any securitization subsidiary).

“Grantors” means the Company and each Guarantor.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Intellectual Property” means, with respect to any Grantor, any and all intellectual property of every kind and nature now owned or hereafter acquired by such Grantor, including any and all trade secrets, Patents, Copyrights, Trademarks and Licenses, all related registrations of the foregoing and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreements” means agreements substantially in the form of the Form of Short Form Intellectual Property Security Agreements specified in Exhibit B hereto (as applicable).

“IP Collateral” means, with respect to any Grantor, the Collateral consisting of Intellectual Property of such Grantor.

“Joinder” means a joinder agreement substantially in the form of Exhibit A hereto or such other form as the Collateral Agent and the applicable Grantor may agree.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements in and to its (1) Patents, (2) Copyrights, or (3) Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications throughout the world; (b) all inventions and improvements claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, reexaminations and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements or other violation thereof; and (e) all rights to sue for past, present, and future infringements or other violations thereof.

“Perfection Certificate” means the Perfection Certificate (as defined in the Credit Agreement) dated as of the date hereof executed by the Company and the other Grantors party hereto and delivered to the Administrative Agent.

“Permitted Liens” has the meaning specified in Section 3.1(a).

“Pledged Collateral” means Collateral consisting of any and all of the following: (i) Equity Interests in any Restricted Subsidiary of the Company held by the Grantors, including such Equity Interests described in Schedule I hereto or required to be pledged in accordance with the Credit Agreement (all Equity Interests described in this clause (i), the “Pledged Equity Interests”), and (ii) any Instrument(s) evidencing Debt for borrowed money in an aggregate principal amount in excess of $10,000,000 (individually) owed by the Company or any Restricted Subsidiary to any Grantor (the “Pledged Debt”), including such Collateral described in Schedule I hereto or required to be pledged pursuant to the Credit Agreement. Notwithstanding the foregoing, “Pledged Collateral” does not (and will not) include any Excluded Asset(s).

“Pledged Debt” has the meaning specified in the definition of “Pledged Collateral”.

“Pledged Equity Interests” has the meaning specified in the definition of “Pledged Collateral”.

“Pledged Instruments” has the meaning specified in Section 3.1(b).

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Company or any Restricted Subsidiary and a Secured Cash Management Bank and designated in writing by the Secured Cash Management Bank and the Company to the Collateral Agent as a “Secured Cash Management Agreement,” including, for the avoidance of doubt, any such Secured Cash Management Agreement that was entered into before the Closing Date.

“Secured Cash Management Bank” means any Person party to a Secured Cash Management Agreement that is the Administrative Agent, the Collateral Agent, a Lender or an Affiliate of the Administrative Agent, the Collateral Agent or a Lender on the Closing Date or at the time it entered into, or any obligations of the Company or any Restricted Subsidiary arose under, such Secured Cash Management Agreement.

“Secured Cash Management Obligations” means obligations owed by the Company or any Restricted Subsidiary to any Secured Cash Management Bank under any Secured Cash Management Agreement.

“Secured Hedge Agreement” means any Hedge Agreement that is (a) entered into by and between the Company or a Restricted Subsidiary and any Secured Hedge Bank and (b) designated in writing by the Secured Hedge Bank and the Company to the Collateral Agent as a “Secured Hedge Agreement,” including, for the avoidance of doubt, any such Secured Hedge Agreement that was entered into before the Closing Date.

“Secured Hedge Bank” means any Person party to a Secured Hedge Agreement that is the Administrative Agent, the Collateral Agent, a Lender or an Affiliate of the Administrative Agent, the Collateral Agent or a Lender on the Closing Date or at the time it entered into such Secured Hedge Agreement.

“Secured Hedge Obligations” means obligations owed by the Company or any Restricted Subsidiary to any Secured Hedge Bank under any Secured Hedge Agreement.

“Secured Letter of Credit” means any letter of credit, bank guarantee or similar instrument (a) issued by a Secured Letter of Credit Bank for the account of the Company or a Restricted Subsidiary and (b) designated in writing by the Secured Letter of Credit Bank and the Company to the Collateral Agent as a “Secured Letter of Credit”.

“Secured Letter of Credit Bank” means any Person that is an issuer of a Secured Letter of Credit and that is the Administrative Agent, the Collateral Agent, a Lender or an Affiliate of the Administrative Agent, the Collateral Agent or a Lender on the Closing Date or at the time it entered into such Secured Letter of Credit.

“Secured Obligations” means all

(1) Obligations;

(2) Secured Hedge Obligations (other than Excluded Swap Obligations);

(3) obligations in respect of Secured Letters of Credit; and

(4) Secured Cash Management Obligations.

Notwithstanding the foregoing, (a) unless otherwise agreed to by the Company and any applicable Secured Hedge Bank, Secured Letter of Credit Bank or Secured Cash Management Bank, the obligations of the Company or any Restricted Subsidiary under any Secured Hedge Agreement, under any Secured Letter of Credit and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Credit Agreement only to the extent that, and for so long as, the other Secured Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by the Credit Agreement and any other Loan Document shall not require the consent of the holders of Secured Hedge Obligations, the holders of obligations under any Secured Letter of Credit, or of the holders of Secured Cash Management Obligations.

“Security Interest” has the meaning specified in Article II.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest constituting Collateral and any right to receive earnings, in which such Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following throughout the world: (a) any and all trademarks (including service marks), trade names, trade dress, and trade styles, logos, Internet domain names and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all extensions and renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including damages, claims, and payments for past and future infringements or other violations thereof; and (d) all rights to sue for past, present, and future infringements, dilutions or other violations of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“UFCA” has the meaning specified in Section 7.16.

“UFTA” has the meaning specified in Section 7.16.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, collaterally assigns and grants to the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to secure the prompt and complete payment and performance of all Secured Obligations, a security interest (“Security Interest”) in all of its right, title and interest in, to and under all of the following property and assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor, and regardless of where located (all of which is collectively referred to as the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper);

(c) all Intellectual Property;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Goods;

(i) all Instruments;

(j) all Inventory;

(k) all Investment Property;

(l) all Supporting Obligations;

(m) all Deposit Accounts;

(n) all Commercial Tort Claims specified from time to time in Schedule III hereto;

(o) all information contained in books, records, files, correspondence, computer programs, tapes, disks and related data processing software identifying or pertaining to any of the foregoing or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof; and

(p) any and all accessions to, substitutions for and replacements, products and cash and non-cash proceeds (including Stock Rights) of the foregoing (including any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form, including cash, negotiable instruments and other instruments for the payment of money, Chattel Paper, security agreements and other documents.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include, or the security interest attach to, any Excluded Asset for so long as such asset or property constitutes an Excluded Asset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor, only as to itself, represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, at the time of each Advance (solely to the extent required to be true and correct for such Advance pursuant to Article III or Section 2.20 of the Credit Agreement, as applicable):

Section 3.1 Title, Perfection and Priority.

(a) Such Grantor has valid rights in the Collateral with respect to which it has purported to grant a Security Interest hereunder, free and clear of all Liens (other than Liens permitted under Section 4.1(e) (collectively, “Permitted Liens)) (which rights are in any event sufficient under Section 9-203 of the UCC), and has full power and authority to grant to the Collateral Agent, for the benefit of the Secured Parties, the Security Interest in such Collateral pursuant hereto. This Agreement creates in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid Security Interest in the Collateral granted by each Grantor. No consent or approval of, registration or filing with, or any other action by any Governmental Authority is required for the grant by such Grantor of the security interest pursuant to this Agreement, except:

(i) such as have been obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement),

(ii) for filings and registrations necessary to perfect Liens created pursuant to the Loan Documents, and

(iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, or a material adverse effect on the rights and remedies of the Secured Parties with respect to the Collateral or under this Agreement.

(b) Subject to (x) the limitations set forth in clause (c) of this Section 3.1 and (y) the Collateral and Guarantee Requirement, the Security Interest granted by such Grantor constitutes (i) a valid security interest and (ii) with respect to any:

(A) Collateral in which a security interest may be perfected by filing a financing statement in the United States (or any political subdivision thereof) pursuant to the UCC, upon the filing of UCC financing statements naming such Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing office set forth opposite such Grantor’s name on Schedule II hereto,

(B) IP Collateral (to the extent such IP Collateral cannot be perfected pursuant to subparagraph (A) above), upon the filing and recording of fully executed Intellectual Property Security Agreements describing the IP Collateral consisting of U.S. Copyrights in the Copyright Office within the time period(s) required pursuant to 17 U.S.C. § 205; and

(C) Pledged Collateral that consists of “certificated securities” (within the meaning of Section 8-102(a)(4) of the UCC) (“Certificated Pledged Equity Interests”) or “instruments” (within the meaning of Section 9-102(a)(47) of the UCC) (“Pledged Instruments”), upon the delivery (and continued possession) of the certificates or instruments evidencing such Pledged Collateral to the Collateral Agent in the State of New York in accordance with this Agreement, will constitute a perfected (subject to Permitted Liens) security interest, in each case, in such Collateral in favor of the Collateral Agent for the benefit of the Secured Parties to the extent that any such action can achieve such perfection. Such Security Interest is prior to all other Liens (other than Permitted Liens).

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, no Grantor is or will be required to:

(i) take any action to grant or perfect the Security Interest with respect to any Excluded Asset(s);

(ii) take any action that the definition of Collateral and Guarantee Requirement expressly provides that such Grantor shall not be required to take;

(iii) perfect the Security Interest by any means other than those filings and other actions described in (a) clauses (A), (B) and, to the extent required by Section 4.2, (C) of Section 3.1(b)(ii) (including, for the avoidance of doubt, taking any action to perfect the Security Interest in any Letter-of-Credit Rights other than the filing of a UCC financing statement) and (b) with respect to any Commercial Tort Claims constituting Collateral, Section 4.5; or

(iv) except with respect to Fixtures covered by a Mortgage, make any fixture filing.

Section 3.2 Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of such Grantor, its jurisdiction of organization, the organizational number issued to it by its jurisdiction of organization, if any, and its federal employer identification number, in each case as of the Closing Date, are set forth in the Perfection Certificate. Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

Section 3.3 Principal Location. Such Grantor’s chief executive office and mailing address (if different), in each case as of the Closing Date, is disclosed in the Perfection Certificate.

Section 3.4 Exact Names, Etc.. As of the Closing Date, the name of such Grantor set forth in Section IA of the Perfection Certificate is the exact name of such Grantor as it appears in such Grantor’s certificate of organization or like document, as amended, as filed with such Grantor’s jurisdiction of organization.

Section 3.5 Intellectual Property. As of the Closing Date, such Grantor owns no interest in, or title to, any United States federal issued, registered or applied for Patent or Trademark or United States registered or applied for Copyright (including, for the avoidance of doubt, any exclusive license in any registered copyright to the extent constituting a Copyright) except as set forth in Section IIB of the Perfection Certificate.

Section 3.6 No Financing Statements or Security Agreements. After giving effect to the Transactions, such Grantor has not filed or consented to the filing of any financing statement or security agreement naming such Grantor as debtor and describing all or any portion of the Collateral that has not lapsed or been terminated except (a) for financing statements or security agreements naming the Collateral Agent, on behalf of the Secured Parties, as the secured party and (b) as permitted by Sections 4.1(e) and 4.1(f).

Section 3.7 Pledged Collateral.

(a) Schedule I hereto sets forth a complete and accurate list, as of the Closing Date, of all of the Pledged Collateral owned by such Grantor and, with respect to any Certificated Pledged Equity Interest, the percentage of the total issued and outstanding Equity Interests of the issuer represented thereby. As of the Closing Date, such Grantor is the legal and beneficial owner of the Pledged Collateral listed on Schedule I as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, hereunder and Liens permitted under Section 5.02(a) of the Credit Agreement. Such Grantor further represents and warrants that:

(i) all Certificated Pledged Equity Interests owned by such Grantor and issued by a Grantor or a wholly owned Subsidiary of a Grantor have been (to the extent such concepts are relevant with respect to such Certificated Pledged Equity Interests) duly authorized and validly issued by the issuer thereof and are fully paid and (if applicable) non-assessable, and

(ii) to the best of its knowledge, any Pledged Instruments owed to such Grantor have been duly authorized, authenticated or issued and delivered by the issuer of such Pledged Instruments and are the legal, valid and binding obligations of such issuer, subject to applicable debtor relief laws and general principles of equity.

(b) No consent, approval or authorization of any Person is required for the pledge by such Grantor of the Pledged Collateral pursuant to this Agreement.

(c) Except for restrictions and limitations imposed or permitted by the Loan Documents or securities laws generally, none of the Pledged Collateral owned by such Grantor is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder; provided, however, that the exercise of rights and remedies with respect to Pledged Collateral is and will remain limited by and subject to the requirements of any and all applicable requirements of law.

Section 3.8 Commercial Tort Claims. As of the Closing Date, such Grantor holds no Commercial Tort Claims having a value in excess of $10,000,000 for which such Grantor has filed a complaint in a court of competent jurisdiction, except as indicated in Schedule III hereto.

Section 3.9 Perfection Certificate. The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects as of the Closing Date.

Section 3.10 Limitation on Representations. Notwithstanding anything herein to the contrary (including this Article III), such Grantor does not make (and will not make) any representation or warranty as to:

(1) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any other Secured Party with respect thereto, under foreign law;

(2) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement; or

(3) on the Closing Date and until required pursuant to Section 5.01(h), 3.01(b) or 3.02(d), as applicable, of the Credit Agreement, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 5.01(h), 3.01(b) or 3.02(d), as applicable, of the Credit Agreement.

ARTICLE IV

COVENANTS

From the Closing Date, and thereafter until the termination of the aggregate Commitments and payment in full of all Secured Obligations (other than (i) contingent obligations for indemnity, expense reimbursement, tax gross-up or yield protection for which no claim has been made and (ii) Secured Obligations under Secured Hedge Agreements, Secured Letters of Credit and Secured Cash Management Obligations to the extent not currently due), each Grantor, only as to itself, agrees that:

Section 4.1 General.

(a) Collateral Records. Each Grantor will maintain complete and accurate books and records in accordance with the requirements of Section 5.01(f) of the Credit Agreement.

(b) Authorization to File Financing Statements, etc.. Each Grantor hereby authorizes the Collateral Agent (or another Agent on its behalf) to file, and if requested will deliver to the Collateral Agent (or another Agent on its behalf), all financing statements and other documents with respect to the Collateral (or any part thereof) and take such other actions as may from time to time be requested by the Collateral Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral to the extent required by Section 3.1. Any financing statement filed by the Collateral Agent (or another Agent on its behalf) may be filed in any filing office in any applicable UCC jurisdiction and may (i) describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including, if applicable, whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Each Grantor also agrees to furnish any such information to the Collateral Agent promptly upon reasonable request. The Collateral Agent (or another Agent on its behalf) is further irrevocably authorized to file (to the extent the Grantors have not already made such filings) Intellectual Property Security Agreements with respect to the applicable IP Collateral, executed by the applicable Grantor(s) with the USPTO or the Copyright Office (or any successor offices).

(c) Further Assurances. Each Grantor will:

(i) take or cause to be taken such further actions in accordance with Section 5.01(h) of the Credit Agreement;

(ii) subject to the Collateral and Guarantee Requirement, and in accordance with Sections 5.01(g), 5.01(h) and 5.01(i) of the Credit Agreement, take such other actions as the Collateral Agent reasonably deems appropriate under applicable law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement; and

(iii) take commercially reasonable actions to defend the Security Interest and the priority thereof against the claims and demands not permitted by the Loan Documents of all Persons whomsoever.

(d) Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of any Collateral except for licenses, sales, leases, transfers and other dispositions specifically permitted under Section 5.02(f) of the Credit Agreement.

(e) Liens. No Grantor will create, incur or assume any Lien on the Collateral except (i) the Security Interest and (ii) Liens permitted by Section 5.02(a) of the Credit Agreement.

(f) Other Financing Statements. No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted under Section 4.1(e).

(g) Change of Name, Etc. Each Grantor agrees to promptly furnish to the Collateral Agent (and in any event within fifteen (15) Business Days of such change or such longer period as the Collateral Agent may agree) written notice of any change in: (i) such Grantor’s legal name; (ii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation; (iii) the location of such Grantor’s chief executive office or sole place of business; (iv) such Grantor’s organizational identification number, if any; and (v) such Grantor’s taxpayer identification number.

(h) Further Documentation. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Collateral Agent may reasonably request, all in reasonable detail.

(i) Exercise of Duties. Anything herein to the contrary notwithstanding, (i) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (ii) each Grantor shall remain liable under each of the contracts and agreements included in the Collateral, including, without limitation, any Receivables and any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and no Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to make any inquiry as to the nature or sufficiency of any payment received by it or perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder or any rights under any contract or agreement included in the Collateral, including, without limitation, any Receivables and any agreements relating to Pledged Equity Interests.

Section 4.2 Delivery of Pledged Collateral. Each Grantor will promptly deliver to the Collateral Agent (or its non-fiduciary agent or designee) upon execution of this Agreement (or at such later time as permitted under the Credit Agreement or as the Collateral Agent may agree) all certificates or instruments, if any, representing or evidencing the Certificated Pledged Equity Interests or Pledged Instruments (other than checks received in the ordinary course of business), together with duly executed instruments of transfer or assignment in blank.

Section 4.3 Pledged Collateral.

(a) Registration in Nominee Name; Denominations. The Collateral Agent (or its non-fiduciary agent or designee), on behalf of the Secured Parties, shall hold Certificated Pledged Equity Interests and Pledged Instruments in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Collateral Agent (or its non-fiduciary agent or designee) copies of any notices or other communications received by it with respect to Certificated Pledged Equity Interests and Pledged Instruments registered in the name of such Grantor. Following the occurrence and during the continuance of an Event of Default and after prior written notice to the applicable Grantor, the Collateral Agent (or its non-fiduciary agent or designee) shall at all times have the right to exchange the certificates representing Certificated Pledged Equity Interests and Pledged Instruments for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

(b) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, each Grantor has the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not in conflict with the Loan Documents. Subject to clause (ii) below, the Collateral Agent will promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise such voting or other rights, in each case as specified in such request and in form and substance reasonably satisfactory to the Collateral Agent and such Grantor.

(ii) Each Grantor will permit the Collateral Agent (or its non-fiduciary agent or designee) at any time after the occurrence and during the continuance of an Event of Default, and, except in the case of an Event of Default under Section 6.01(e) of the Credit Agreement on account of the actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, after prior written notice to the applicable Grantor to exercise all voting rights or other rights relating to Pledged Collateral, including exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof; provided that, unless otherwise directed by the Majority Lenders, the Collateral Agent will have the right at any time after the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights; provided, further that the exercise of rights and remedies with respect to Pledged Collateral is and will remain limited by and subject to the requirements of any and all applicable requirements of law.

(iii) Unless an Event of Default has occurred and is continuing and, except in the case of an Event of Default under Section 6.01(e) of the Credit Agreement on account of the actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, such Grantor shall have received written notice from the Collateral Agent or the Administrative Agent pursuant to Section 4.3(b)(iv), each Grantor is entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Loan Documents and applicable law; provided, however, that any non-cash dividends, interest, principal or other distributions that would constitute Certificated Pledged Equity Interests or Pledged Instruments, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Certificated Pledged Equity Interests or received in exchange for Certificated Pledged Equity Interests or Pledged Instruments or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and shall, to the extent constituting Certificated Pledged Equity Interests or Pledged Instruments, be promptly delivered to the Collateral Agent (or its non-fiduciary agent or designee) in the same form as so received (with any necessary endorsement or instrument of assignment). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Certificated Pledged Equity Interests or Pledged Instruments in its possession if requested to be delivered to the issuer thereof in connection with any exchange, redemption or sale of such Certificated Pledged Equity Interests or Pledged Instruments permitted pursuant to the terms of the Credit Agreement.

(iv) Upon the occurrence and during the continuance of an Event of Default and, except in the case of an Event of Default under Section 6.01(e) of the Credit Agreement on account of the actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, written notice from the Collateral Agent or the Administrative Agent to such Grantor, all dividends, interest, principal and other distributions paid on or distributed in respect of Pledged Collateral shall be paid or distributed to the Collateral Agent and any such dividends, interest, principal or other distributions received by the applicable Grantor shall be received by such Grantor as the agent of the Collateral Agent for the benefit of the Secured Parties, and held by such Grantor in trust for the Collateral Agent for the benefit of the Secured Parties and delivered forthwith by such Grantor to the Collateral Agent in the exact form received (with any necessary endorsement or instrument of assignment).

(v) Each Grantor which is an issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity Interests issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in the proviso to Section 4.3(b)(iii) with respect to the Pledged Equity Interests issued by it and (iii) the terms of Section 4.3(b)(vi) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 4.3(b)(vi) with respect to the Pledged Equity Interests issued by it. Each Grantor which is either an issuer or an owner of any Pledged Equity Interests hereby consents to the grant by each other Grantor of the security interest hereunder in such Pledged Equity Interests in favor of the Collateral Agent and to the transfer of any Pledged Equity Interests to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner, member or shareholder or other equity holder of the issuer of the related Pledged Equity Interest.

(vi) Each Grantor hereby authorizes and instructs each issuer of any Pledged Debt or Pledged Equity Interests pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) to the extent required by Section 4.3(b)(iv), pay any dividends or other payments with respect to the Pledged Debt or Pledged Equity Interests directly to the Collateral Agent.

Section 4.4 Intellectual Property.

(a) In the event that any Grantor, either directly or through any agent, employee, licensee or designee, files an application for the registration of any Patent, Trademark or Copyright with the USPTO or the Copyright Office or otherwise becomes the owner of any Patent, Trademark or Copyright registered or applied for in the USPTO or the Copyright Office, such Grantor will, together with the delivery of a Compliance Certificate with respect to the financial statements delivered pursuant to Section 5.01(b)(ii) of the Credit Agreement, provide the Collateral Agent with a report setting forth the information required by Section IIB of the Perfection Certificate (or confirming that there has been no change in such information since the latter of the Closing Date or the last such report), and, upon request of the Collateral Agent, such Grantor shall promptly execute and deliver any and all security agreements or other instruments as the Collateral Agent may reasonably request to evidence and perfect the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(b) Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or enforce, or otherwise allowing to lapse, terminate or put into the public domain, any of its Collateral constituting Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such disposition, discontinuance, abandonment or other action (or non-action) could not reasonably be expected to result in a material adverse effect on the business, financial condition or operations of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.5 Commercial Tort Claims. Each Grantor shall, together with the delivery of a Compliance Certificate with respect to the financial statements delivered pursuant to Section 5.01(b)(ii) of the Credit Agreement, notify the Collateral Agent of any Commercial Tort Claims for which such Grantor has filed complaint(s) in court(s) of competent jurisdiction and, unless the Collateral Agent otherwise consents, such Grantor shall update Schedule III hereof, thereby granting to the Collateral Agent a security interest in such Commercial Tort Claim(s). The requirement in the preceding sentence shall not apply to the extent that the amount of any such Commercial Tort Claim does not exceed $10,000,000 or to the extent such Grantor shall have previously notified the Collateral Agent with respect to any previously held or acquired Commercial Tort Claim.

ARTICLE V

REMEDIES

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default and, except in the case of an Event of Default under Section 6.01(e) of the Credit Agreement on account of the actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, after written notice by the Collateral Agent to the Company and the applicable Grantor of its intent to do so:

(a) the Collateral Agent may (and at the direction of the Majority Lenders, shall) exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Agreement, the Credit Agreement or any other Loan Document;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement; and

(iii) enter the premises of any Grantor where any Collateral is located (with or without judicial process but without breach of the peace) for a reasonable period of time to, subject to the mandatory requirements of applicable law, collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable.

provided, however, that the exercise of rights and remedies with respect to Pledged Collateral is and will remain limited by and subject to the requirements of any and all applicable requirements of law.

(b) Each Grantor acknowledges and agrees that the compliance by the Collateral Agent, on behalf of the Secured Parties, with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Collateral Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity of redemption, which equity of redemption each Grantor hereby expressly releases to the extent permitted by applicable law.

(d) Until the Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral, or for any other purpose deemed appropriate by the Collateral Agent. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and the other Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment.

(e) Notwithstanding the foregoing, neither the Collateral Agent nor the other Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all of the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so (it being acknowledged and agreed that no Grantor shall have any obligation hereunder to do so).

Section 5.2 Grantors’ Obligations Upon Default. Upon the written request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at such Grantor’s premises or elsewhere; and

(b) permit the Collateral Agent, by the Collateral Agent’s representatives and agents, but without breach of the peace, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.

Section 5.3 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article V upon the occurrence and during the continuance of an Event of Default, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, a nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by such Grantor, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, (i) that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks; (ii) that such licenses granted with regard to trade secrets shall be subject to the requirement that the secret status of trade secrets be maintained and reasonable steps are taken to ensure that they are maintained; and (iii) that the Collateral Agent shall have no greater rights than those of any such Grantor under such license or sublicense; and (b) as to the rights of Grantor’s themselves, and subject to the rights of any third party at law, in equity, or pursuant to any license agreement entered into by a Grantor, irrevocably agrees that, at any time and from time to time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may sell any Grantor’s Inventory directly to any Person, including Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Agreement, may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark owned by or licensed to any Grantor and any Inventory that is covered by any intellectual property interest owned by or licensed to such Grantor and the Collateral Agent may finish any work in process and affix any relevant Trademark owned by or licensed to any Grantor and sell such Inventory as provided herein. The use of the license granted pursuant to clause (a) of the preceding sentence by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuance of an Event of Default; provided, however, that any permitted license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY; COLLATERAL ACCOUNT

Section 6.1 Account Verification. The Grantors acknowledge that after the occurrence and during the continuance of an Event of Default, except in the case of an Event of Default under Section 6.01(e) of the Credit Agreement on account of the actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, after prior written notice to the relevant Grantor of its intent to do so, the Collateral Agent may in its own name, or in the name of such Grantor, communicate with the Account Debtors of such Grantor to verify with such Persons the existence, amount and terms of, and any other matter reasonably relating to, the Accounts owing by such Account Debtor to such Grantor (including any Instruments and/or Receivables that are Collateral relating to such Accounts).

Section 6.2 Authorization for Secured Party to Take Certain Action.

(a) Each Grantor hereby appoints, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent as its attorney in fact (1) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted by Section 5.02(a) of the Credit Agreement), (2) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided in Section 6.02 of the Credit Agreement, (3) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (4) to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (5) to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (6) to settle, adjust, compromise, extend or renew the Receivables, (7) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (8) to prepare, file and sign any Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (9) to prepare, file and sign any Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, and (10) to use information contained in any data processing, electronic or information systems relating to Collateral; and each Grantor agrees to reimburse the Collateral Agent for any reasonable payment made or any reasonable documented expense incurred by the Collateral Agent in connection with any of the foregoing, in accordance with, and solely to the extent required by, the provisions Section 9.04 of the Credit Agreement; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Agreement or under the Credit Agreement.

(b) All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers.

Section 6.3 PROXY EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS, EFFECTIVE UPON THE OCCURRENCE AND DURING THE

CONTINUANCE OF AN EVENT OF DEFAULT, THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

Section 6.4 NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.11. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE COLLATERAL AGENT, NOR ANY OTHER SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

Section 6.5 Collateral Account

(a) The Grantors acknowledge and agree that the Collateral Agent will establish a Collateral Account with respect to the Collateral.

(b) The Collateral Agent shall, on a monthly basis, and at such other times as the Administrative Agent, any Lender or the Company, or their respective agents or representatives may from time to time reasonably request, provide to the Administrative Agent, such Lender or the Company, or their respective agents or representatives, a balance statement for the Collateral Account delivered via the Collateral Agent’s Online Trust and Custody service and upon electing such service, paper statements will be provided only upon request of the Administrative Agent, any Lender or the Company, or their respective agents or representatives, as applicable. Statements will be deemed to be correct and final upon receipt thereof by the Administrative Agent, the Lenders or the Company, or their respective agents or representatives unless the Collateral Agent is notified in writing to the contrary within thirty Business Days of the date of such statement. The Administrative Agent, each Lender and the Borrower, or their respective agents or representatives understand that trade confirmations for securities transactions effected by the Collateral Agent will be available upon request and at no additional cost and waive the right to receive brokerage confirmations of security transactions effected by the Collateral Agent as they occur, other trade confirmations may be obtained from the applicable broker.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral (after the occurrence and during the continuance of an Event of Default), except such as arise solely out of the bad faith, gross negligence or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral after the occurrence of and during the continuance of an Event of Default, made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

Section 7.2 Limitation on Collateral Agent’s and Secured Party’s Duty with Respect to the Collateral.

(a) The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Collateral Agent, nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Without limiting the generality of the foregoing, the Collateral Agent shall not be liable or responsible for (i) any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith, (ii) the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, (iii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iv) the validity of the title of the Grantors to the Collateral, (v) insuring the Collateral or (vi) the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. In particular, the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.

(b) To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies, after the occurrence and during the continuance of an Event of Default, in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as a Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements at the Grantors’ cost to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral, after the occurrence and during the continuance of an Event of Default, and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 7.2.

(c) In the performance of its obligations and the exercise of its rights and remedies under this Agreement, the Collateral Agent shall be entitled to the benefits of, and shall be entitled to enforce, all provisions of Articles VIII and IX of the Credit Agreement.

Section 7.3 Compromises and Collection of Collateral. Each Grantor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

Section 7.4 Collateral Agent Performance of Debtor Obligations. Without having any obligation to do so, following the occurrence and during the continuance of an Event of Default, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Agreement and such Grantor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 7.4 in accordance with Section 9.04 of the Credit Agreement. Each Grantor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable in accordance with Section 9.04 of the Credit Agreement.

Section 7.5 No Waiver; Amendments; Cumulative Remedies. No failure or delay by the Collateral Agent or any other Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the other Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Secured Party therefrom shall in any event be effective unless in writing signed by the Collateral Agent to the extent discretion is given to the Collateral Agent herein or pursuant to any other Loan Documents, or otherwise by the Collateral Agent with the concurrence or at the direction of the Lenders required under Section 9.01 of the Credit Agreement (if any), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 7.6 Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

Section 7.7 Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of each Grantor, the Collateral Agent and the other Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Agreement), except that (other than as expressly permitted under the Credit Agreement) no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, hereunder.

Section 7.8 Survival of Representations. All representations and warranties of each Grantor contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 7.9 Expenses. Solely to the extent required by Section 9.04 of the Credit Agreement, each Grantor jointly and severally agrees to reimburse the Collateral Agent for any and all reasonable and documented out-of-pocket expenses paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral. Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

Section 7.10 Additional Grantors. Pursuant to and in accordance with Section 5.01(g) of the Credit Agreement, each Grantor shall cause (i) each Significant Domestic Subsidiary formed or acquired after the date of this Agreement in accordance with the terms of the Credit Agreement and (ii) any Domestic Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary and that becomes a Significant Domestic Subsidiary, to enter into this Agreement as a Grantor by executing a Joinder. Upon the execution and delivery by the Collateral Agent and such Subsidiary of a Joinder, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder will remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 7.11 Termination or Release.

(a) Subject to the last sentence of the definition of “Secured Obligations”, this Agreement shall continue in effect until, and shall terminate upon, the termination of the aggregate Commitments and payment in full of all Secured Obligations (other than (i) contingent obligations for indemnity, expense reimbursement, tax gross-up or yield protection for which no claim has been made and (ii) Secured Obligations under Secured Hedge Agreements, Secured Letters of Credit and Secured Cash Management Obligations to the extent not currently due).

(b) A Grantor shall automatically be released from its obligations hereunder and the security interests created hereunder in the Collateral of such Grantor shall be automatically released in the circumstances set forth in Section 9.08 of the Credit Agreement, including, with respect to any Guarantor, as a result of any transaction permitted under the Credit Agreement pursuant to which such Guarantor ceases to be a Subsidiary of the Company or becomes an Excluded Subsidiary.

(c) Upon any sale, transfer or other disposition by any Grantor of any Collateral that is permitted under Section 4.1(d) to any Person that is not another Grantor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral as set forth in Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) The security interests granted hereunder in any Collateral, to the extent such Collateral is comprised of property leased to a Grantor, shall be automatically released upon termination or expiration of such lease, pursuant to Section 9.08 of the Credit Agreement.

(e) The security interest in any Collateral shall be automatically released in any circumstance set forth in Section 9.08 of the Credit Agreement that provides for such release or upon any release of the Lien on such Collateral in accordance with Section 9.08 of the Credit Agreement.

(f) In connection with any termination or release pursuant to Section 7.11(a), (b), (c), (d) or (e), the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 7.11 shall be without recourse to or representation or warranty by the Collateral Agent or any other Secured Party. Without limiting the provisions of Section 7.9, the Company shall reimburse (or cause to be reimbursed) the Collateral Agent in accordance with Section 9.04 of the

Credit Agreement for all reasonable and documented out-of-pocket costs and expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.11.

Section 7.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between each Grantor, the Administrative Agent and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings, oral or written, between any Grantor, the Administrative Agent and the Collateral Agent relating to the Collateral.

Section 7.13 GOVERNING LAW, ETC.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES. EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO, IN EACH CASE IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE COMPANY, THE OTHER GRANTORS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE COMPANY AND THE OTHER GRANTORS EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.14 WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE COMPANY, THE OTHER GRANTORS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND, BY THEIR ACCEPTANCE OF THE BENEFITS HEREOF, THE OTHER SECURED PARTIES HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each of the Company, the other Grantors, the Administrative Agent, the Collateral Agent and, by their acceptance of the benefits here, the other Secured Parties (i) acknowledges that this waiver is a material inducement for the Company, the other Grantors, the Administrative Agent, the Collateral Agent and the other Secured Parties to enter into a business relationship, that the Company, the other Grantors, the Administrative Agent, the Collateral Agent and the other Secured Parties have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 7.15 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.16 Subrogation and Subordination. Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against the Company or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior termination of the aggregate Commitments and payment in full of all Secured Obligations (other than (i) contingent obligations for indemnity, expense reimbursement, tax gross-up or yield protection for which no claim has been made and (ii) Secured Obligations under Secured Hedge Agreements, Secured Letters of Credit and Secured Cash Management Obligations to the extent not currently due). If any amount shall be paid to the Company or any other Grantor in contravention of the foregoing subordination on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Company or any other Grantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Grantor (other than the Company) shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Credit Agreement without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform

Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

Section 7.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.18 Mortgages . In the case of a conflict between this Agreement and the Mortgages (if any) with respect to Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Agreement and the Mortgages, this Agreement shall govern.

Section 7.19 Actions by the Collateral Agent. Notwithstanding anything herein or in any other Loan Document to the contrary, any action required to be taken by the Collateral Agent hereunder or under any other Loan Document shall be taken by the Collateral Agent solely at the direction of the Administrative Agent; provided that the Administrative Agent hereby covenants and agrees to promptly provide such direction in connection with any such action.

ARTICLE VIII

NOTICES

Section 8.1 Sending Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 9.02 of the Credit Agreement.

Section 8.2 Change in Address for Notices. Each of the Grantors, the Administrative Agent, the Collateral Agent and the Lenders may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.

ARTICLE IX

INTERCREDITOR AGREEMENT(S)

Section 9.1 Intercreditor Agreement(s) Govern. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT(S) (IF ANY). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT(S) AND THIS AGREEMENT, THE PROVISIONS OF THE APPLICABLE INTERCREDITOR AGREEMENT(S) WILL GOVERN AND CONTROL.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PERSPECTA INC. (formerly known as ULTRA SC INC.), a Nevada corporation, as the Company

By:	/s/ H.C Charles Diao
Name:	H.C. Charles Diao
Title:	President and Treasurer

ENTERPRISE SERVICES PLANO LLC, a Delaware limited liability company, as a Grantor

By:	/s/ H.C. Charles Diao
Name:	H.C. Charles Diao
Title:	President and Treasurer

ENTERPRISE SERVICES LLC, a Delaware limited liability company, as a Grantor

By:	/s/ H.C. Charles Diao
Name:	H.C. Charles Diao
Title:	President and Treasurer

MUFG BANK, LTD., as Administrative Agent

By:	/s/ Yen Hua
Name: Yen Hua
Title: Director

MUFG UNION BANK, N.A., as Collateral Agent

By:	/s/ Amedeo Morreale
Name: Amedeo Morreale
Title: Vice President